Exhibit 4.1

DESCRIPTION OF BIO-RAD LABORATORIES, INC.
CLASS A AND CLASS B COMMON STOCK

The following description of Bio-Rad Laboratories, Inc.’s (“Bio-Rad’s”) Class A Common Stock and Class B Common Stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”), the complete text of Bio-Rad’s Restated Certificate of Incorporation and Certificate of Amendment to Restated Certificate of Incorporation (together, the “certificate of incorporation”), filed as Exhibits 3.1 and 3.1.1, respectively, to Bio-Rad’s Annual Report on Form 10-K, and the complete text of Bio-Rad’s Amended and Restated Bylaws (the “bylaws”), filed as Exhibit 3.2 to Bio-Rad’s Annual Report on Form 10-K. We encourage you to read the DGCL and our certificate of incorporation and bylaws carefully.
Class A and Class B Common Stock
General
Our certificate of incorporation authorizes 80,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”). Except as set forth in the certificate of incorporation and summarized below, the shares of Class A and Class B Common Stock are identical in all respects and have equal rights and privileges.
Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Class A and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Declaration and payment of any dividend are subject to the discretion of the board of directors. The time and amount of dividends are dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the board of directors may consider relevant.
Dividends may be paid in cash or in shares of Class A or Class B Common Stock. Cash dividends may be paid to holders of Class A Common Stock without paying any cash dividend to holders of Class B Common Stock, but no cash dividend may be paid to holders of Class B Common Stock unless a cash dividend of at least an equal amount is paid to holders of Class A Common Stock. For any dividend in shares of Class A or Class B Common Stock, the same number of shares shall be paid in respect of each outstanding share of Class A or Class B Common Stock. If no shares of Class A Common Stock have been issued or are outstanding, a dividend of shares of Class A Common Stock may be paid to holders of Class B Common Stock. Otherwise, a dividend of shares of Class A Common Stock may be paid to holders of Class A Common Stock and a dividend of shares of Class B Common Stock may be paid to holders of Class B Common Stock.
Voting Rights
Holders of Class B Common Stock shall have exclusive voting power, except as may be provided to holders of any then outstanding preferred stock and except as follows:

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With respect to the election of directors, the holders of Class A Common Stock voting as a separate class are entitled to elect 25% of the authorized number of members of the board of directors and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors. The holders of Class B Common Stock voting as a separate class are entitled to elect the remaining directors.

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The holders of Class A Common Stock are entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class A Common Stock. Similarly, the holders of Class B Common Stock are entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class B Common Stock. Any director may be removed for cause by the vote of the holders of Class A and Class B Common Stock voting as a single class, in which event the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

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The holders of Class A Common Stock and the holders of Class B Common Stock are entitled to vote as separate classes on such other matters as may be required by law or the certificate of incorporation to be submitted to such holders voting as separate classes.

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In all matters not specified above, the holders of Class A and Class B Common Stock shall vote together as a single class, in which event the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

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Any vacancy in the office of a director elected by the holders of Class A Common Stock may be filled by a vote of such holders voting as a separate class, and any vacancy in the office of a director elected by the holders of Class B Common Stock may be filled by a vote of such holders voting as a separate class. In the absence of a stockholder vote, any vacancy may be filled by the remaining directors as provided in the bylaws.

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If on the record date for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class A Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Class A and Class B Common Stock, the holders of Class A Common Stock will not have the rights to elect directors set forth above. In such case, all directors to be elected at such meeting will be elected by holders of Class A and Class B Common Stock voting as a single class, where the holders of Class A Common Stock shall have 1/10th vote per share and the holders of Class B Common Stock shall have one vote per share.

•	If no shares of Class B Common Stock are issued and outstanding, then the holders of Class A Common Stock shall have exclusive voting power on all matters.
Conversion
Each holder of record of Class B Common Stock may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock on a one-for-one basis, subject to adjustment as set forth in the certificate of incorporation. No fraction of a share of Class A Common Stock will be issued for any share of Class B Common Stock; however, Bio-Rad will pay in cash to such holder the pro rata fair market value of any such fraction.
Liquidation
In the event of Bio-Rad’s liquidation, dissolution or winding up, holders of Class A and Class B Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences
Holders of Class A and Class B Common Stock have no preemptive, subscription, conversion (other than the conversion rights with respect to the Class B Common Stock described above) or other rights, and there are no redemption or sinking fund provisions applicable to our Class A and Class B Common Stock. The rights, preferences and privileges of the holders of Class A and Class B Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Fully Paid and Nonassessable
All outstanding shares of Class A and Class B Common Stock are fully paid and non-assessable.
Preferred Stock
The board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. The board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A or Class B Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Bio-Rad and might adversely affect the market price of the Class A and/or Class B Common Stock and the voting and other rights of the holders of the Class A and Class B Common Stock.
Anti-Takeover Effects of Provisions
Some provisions of Delaware law and the certificate of incorporation and bylaws could make the following transactions difficult: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; or removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of Bio-Rad, including transactions that might result in a premium over the market price for shares of Class A and/or Class B Common Stock.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control to first negotiate with Bio-Rad’s board of directors. We believe that the benefits of protection to Bio-Rad’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Bio-Rad outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
Section 203 of the DGCL prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our Class A and/or Class B Common Stock.

Dual Class Common Stock
As described above, our certificate of incorporation provides for a dual class common stock structure pursuant to which holders of our Class B Common Stock have the ability to control the outcome of most matters requiring stockholder approval, even if they own significantly less than a majority of the shares of the outstanding Class A and Class B Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the company or its assets. As a result of the Schwartz family’s ownership of the Class A and Class B Common Stock, they are able to elect a majority of our directors, effect fundamental changes in our direction and control matters affecting us, including the determination of business opportunities that may be suitable for Bio-Rad. The Schwartz family may exercise its control over Bio-Rad according to interests that are different from other investors’ or debtors’ interests. In particular, this concentration of ownership and voting power may have the effect of delaying or preventing a change in control of Bio-Rad.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Bio-Rad. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Bio-Rad.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The bylaws sets forth advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Choice of Forum
The bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, the certificate of incorporation or bylaws; or any action asserting a claim against Bio-Rad that is governed by the internal affairs doctrine. Although the bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Limitations of Liability and Indemnification Matters
The certificate of incorporation and bylaws contain provisions that limit the liability of the directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, directors and officers are not personally liable to Bio-Rad or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to Bio-Rad or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director or officer derived an improper personal benefit.

Each of the certificate of incorporation and bylaws provides that we are required to indemnify the directors and officers, in each case to the fullest extent permitted by Delaware law. The bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered into agreements to indemnify the directors, executive officers and other employees as determined by the board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding to the fullest extent permitted by applicable law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Bio-Rad also maintains directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the directors and officers, even though an action, if successful, might benefit Bio-Rad and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.
Transfer Agent
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is c/o Shareholder Services, 462 South 4th Street, Suite 1600, Louisville KY 40202.
Listing
Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BIO.” Our Class B Common Stock is listed on the NYSE under the symbol “BIOb.”